Exhibit 99.1

Investor/Media Contacts:

Robert J. Cierzan, Vice President, Finance

Sylvia J. Castle, Investor Relations

(858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA ANNOUNCES EX-DIVIDEND DATE FOR $5.00 PER SHARE

SPECIAL CASH DIVIDEND

Poway, CA, February 21, 2008 – Aldila, Inc. (NASDAQ:GM:ALDA) today announced that it had been advised by NASDAQ that the ex-dividend date for its previously announced $5.00 per share special cash dividend will be March 11, 2008.  Shareholders of record as of February 25, 2008 desiring to receive the special dividend should therefore hold their Aldila shares through March 11, 2008.

Ex-dividend dates are established by the exchange on which the Company’s stock trades, which is the NASDAQ-Global Market.  The Company does not establish ex-dividend dates.

On February 11, 2008 the Company had announced that a $5.00 per share special cash dividend will be paid on March 10, 2008 to shareholders of record as of February 25, 2008.

The Company indicated it was making this announcement in response to questions it had received from shareholders.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  They also necessarily are subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities & Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular under “Business Risks” in Part I, Item 1, of our Annual Report on Form 10-K for the year ended December 31, 2006, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I, Item 7, of the Form 10-K.

Aldila is a leader among manufacturers of high performance graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers.  Aldila also manufactures composite prepreg material for its golf shaft business and external sales.

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